Media Contact December 15, 2009                                                                            Exhibit 99.1
Andy Brimmer or Helen Todd, 205-410-2777
Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HEALTHSOUTH ANNOUNCES COMPLETION OF REFINANCING

BIRMINGHAM, Ala. — HealthSouth Corporation (NYSE:HLS) today announced it has completed its previously announced refinancing. The refinancing included the tender for and redemption of all, or $329.6 million, of its outstanding floating rate senior notes due 2014. The tender offer and redemption were financed through the issuance of $290 million 8.125% senior notes due 2020 and cash on hand. As a result of the refinancing, the company reduced its total outstanding debt by approximately $40 million.

“The refinancing in combination with the previously announced amendment to the credit agreement and term loan extension improves our debt maturity profile,” said Ed Fay, Senior Vice President – Finance and Treasurer of HealthSouth. “The company has made significant progress on its deleveraging goal in 2009 through both debt reduction and Adjusted Consolidated EBITDA growth. The revised credit agreement and debt profile will provide the company with greater flexibility to continue to execute its business plan.”

In connection with the refinancing, the company will take a charge in the fourth quarter of 2009 for the early extinguishment of debt of approximately $15 million.

About HealthSouth
HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth's management team; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarters ended September 30, 2009, June 30, 2009 and March 31, 2009.

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